EXHIBIT 99.1

Zealous Trading Group, Inc.

Company Contact: Michael Van Patten 212.572.0786		575 Lexington Ave. Suite No 400 New York, NY 10022 212.572.0786 tel 212.572.0783 fax www.zealousats.com

Press Release	Source: Zealous Trading Group, Inc.

Zealous Trading Group, Inc. Signs on Approximately $5 Million of New Financing

Monday, October 22, 2007, 9:00 am ET

Company’s Main Focus Remains New Alternative Trading Platform, “ZATS”

NEW YORK, NY, October 22, 2007 –Zealous Trading Group, Inc. (OTCBB: ZLST.OB), formerly known as Atlantic Syndication Network, Inc. (the “Company”), announced  that on October 17, 2007 it executed definitive agreements on a $4.275 Million round of financing.  The  transaction was arranged by Empire Financial Group, Inc. (EFH-AMEX).

The financing consisted of 5% Senior Secured Convertible Debentures due in one year, convertible into shares of common stock of the company and secured by its assets. The investors also received warrants and registration rights.

The funds will be deployed in expediting the development of the second generation release of the Zealous Alternative Trading System “ZATS”. The ZATS trading platform, information on which can be found at www.zealousats.com, is an alternative trading system for restricted and illiquid securities.

“This financing presents Zealous Trading Group an  extraordinary opportunity to serve the restricted securities marketplace by bringing liquidity and automation to what has historically been an opaque and fragmented trading environment,” said Milton Ault III, CEO and President of Zealous Trading Group.

Zealous Trading Group also announced that on October 1, 2007, the Company closed an earlier round of financing totaling $747,500  and that the Company arranged the financing on its own.

About Zealous ATS, LLC

Zealous ATS, LLC (Alternative Trading System) or “ZATS” plans to be a global electronic marketplace used to support and execute trades for buyers and sellers of restricted and illiquid securities.

The ZATS system has been tested and used successfully for over 18 months with a major NYSE financial institution, trading a single stock under Rule 144a.  Now, ZATS has been rolled out to a limited number of users, providing them the ability to trade restricted stock and illiquid securities of approximately 400 public and private company securities on a negotiated basis.

The next generation of ZATS, now under development, will offer an integrated electronic platform for the trading of alternative assets globally. The ZATS marketplace will be a global community of trading counterparties. The intention is to provide an infrastructure on which to optimize the investment and trading strategies for participants.

It will combine an open trading platform with an automated documentation, escrow, transfer and settlement support. ZATS brings technology to the cumbersome, fragmented and paper intensive transaction process for the primary offering and secondary trading market for: PIPE offerings (private investment in public equity); warrants; domestic and international private equity offerings; rule 144a equity securities; restricted stock of public companies; block sales of thinly traded non-NMS registered stock; limited partnership offerings and secondary LP interests; structured equity and debt products; and emerging markets illiquid bond, loans and equity.

It will bring buyers and sellers together seamlessly and anonymously creating a more liquid, fluid centralized marketplace. Users will include: hedge funds; domestic and foreign Broker-Dealers, registered investment advisors; domestic and foreign issuers; accredited individuals; family offices; mutual funds; attorneys and accountants; corporate insiders; affiliates; minority stakeholders; private equity and venture capital funds; real estate syndicates; third party marketers.

About Zealous Trading Group, Inc

On July 16, 2007, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, ASNI II, INC., a Delaware corporation (“ASNI-II”) and Zealous Holdings, Inc., a Delaware corporation (“Zealous”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Zealous will merge with and into the ASNI-II, with ASNI-II as the surviving corporation of the merger (the “Merger”). As a result of the Merger, Zealous will become our wholly-owned subsidiary, through which our operations will be conducted.

Zealous Holding Group owns Zealous ATS through its subsidiary Zealous Capital Markets, LLC, a Delaware corporation and registered broker dealer.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Zealous Trading Group plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q’s. These forward-looking statements are only made as of the date of this press release and Zealous Trading Group does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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